Exhibit 99.1

YORK INTERNATIONAL COMMENTS ON 2004 OUTLOOK

    YORK International Corporation (NYSE:YRK) today provided comments on its 2004 outlook. Earnings for the full year of 2004 are estimated to be $2.70 to $3.00 per share. Based on current market trends, expectations are at the lower end of this range. An improvement in the large equipment markets and the replacement of volume at Bristol would contribute to delivering toward the higher end of the range.
    C. David Myers, President, said, "I am pleased with the improvements we are achieving in 2003 and will deliver in 2004. Each operating unit generated year-over-year earnings improvement in 2003 and, with the exception of Bristol, each business will deliver substantial earnings improvement in 2004. The results reflect the successful execution of our cost reduction actions, growth in service, parts, UPG and China, and improved operations in almost all areas. While we are disappointed in the short-term impact of Bristol losing a major customer, Bristol will continue to focus on delivering new products and regaining applications in the longer term."
    He continued, "It is also critical that we continue to invest in opportunities for growth such as service, China and product development. Our investments in business systems will enable this growth and allow us to standardize our global processes. This initiative, named VISTA, is necessary to better leverage YORK's cost structure, achieve operational efficiencies, and enhance our supply chain capabilities and financial measurement. The improvement in our global infrastructure results from our IT outsourcing arrangement and is a key enabler for VISTA."

    Specifically, the Company's key operating expectations include:

    -- Revenue growth of its service and parts businesses of at least 10%. The Company will continue to expand and invest in its service business, as well as grow its national and global customer relationships, improve productivity and expand the multi-site commercial service business.

    -- Revenue growth in China of at least double the GDP growth rate of the overall Chinese economy. The strong growth in China will be enhanced by a mild recovery in certain other Asian countries.

    -- $25 million of incremental savings from the cost reduction actions initiated in 2003.

    -- An increase of approximately $7-10 million versus 2003 for pension, medical and insurance expenses.

    -- $10 million of additional expense for further investments in VISTA. Deployment will begin in 2004 and continue into 2005 and 2006. We expect these investments to generate benefits in 2005 and beyond.

    -- Additional expense of $10 million for investments in business systems related to our global IT infrastructure.

    -- Continued volume and pricing pressures for our large commercial markets, particularly in U.S. and Europe. Pricing has stabilized in the U.S. markets; however European margins continue to decline.

    -- Improvements in the light commercial markets in the U.S. and stability in the residential markets (at today's strong level) in the U.S.

    -- A significant reduction in sales at Bristol Compressors due to competitive pressures and the loss of a major customer. The impact of the sales reduction will be up to $13 million in earnings, primarily in the first half of the year.

    The Company also anticipates:

    -- Debt reduction, after capital expenditures and dividends, of approximately $50 million.

    -- Capital expenditures, including IT outlays, to be approximately equal to depreciation and amortization.

    --  A tax rate of 23.5%.

    -- Slightly lower interest expense due to lower average borrowing levels. Market rates are expected to increase in 2004.

    -- Average shares outstanding to increase in 2004 as a result of the dilutive impact of options outstanding and YORK's stock price appreciation.

    Mr. Myers continued, "The operating trends are positive and we remain optimistic about YORK's future performance and the achievements we expect. Our operations are more efficient, we are investing and growing in key areas and we have executed well during challenging times."
    As previously communicated, for the full year of 2003, the Company expects income before the cumulative effect of a change in accounting principle to be approximately $0.15 per share including all charges related to the cost reduction actions and the pension changes, as previously described. Excluding the special items, the Company reiterated its full-year outlook of $2.56 per share.
    YORK International will release its full year 2003 results on February 19, 2004. The Company will conduct a conference call to discuss year end results on February 19, 2004 at 9:00 a.m. eastern. First quarter 2004 results will be issued on Thursday, April 22, 2004.
    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include economic and political environments, climatic conditions, work stoppages, litigation, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.
    YORK International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.




          YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    Reconciliation of Forecasted 2003 GAAP Income Before Cumulative Effect of a Change in Accounting Principle to Forecasted 2003 Income
     Before Cumulative Effect of a Change in Accounting Principle,
                      Exclusive of Special Items

                        As of December 16, 2003

                                                     Amount       Per
                                                  (in millions)  Share
                                                   -----------  ------
Forecasted 2003 GAAP income before cumulative
 effect of a change
 in accounting principle                             $   6     $ 0.15

Anticipated cost of special items, net of tax:
 Costs related to the cost reduction actions            90
 Curtailment loss relating to pension plan changes       7

                                                   --------
Forecasted 2003 income before cumulative effect of
 a change in
 accounting principle, exclusive of special items  $   103     $ 2.56
                                                   ========

Notes:

Above amounts are estimates. Actual results could differ materially from forecasted amounts.

This statement reconciles forecasted GAAP income before cumulative effect of a change in accounting principle to forecasted income before cumulative effect of a change in accounting principle, exclusive of special items. Special items include actions to improve long-term performance, cost reductions associated with the consolidation of ESG and YRG, reduction of manufacturing capacity, and elimination of product lines and small, non-core businesses. Special items also include the curtailment loss relating to a change in the structure of the Company's long term pension plans. The Company believes that income before cumulative effect of a change in accounting principle, exclusive of special items, provides increased transparency to the performance of the core operations. The Company also reviews its results internally in this manner and bases certain compensation arrangements on results, exclusive of special items.

    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008